Exhibit 10.7

SUMMARY OF FISCAL 2012 EXECUTIVE OFFICER BONUS PLAN

For the twelve month period ending June 30, 2012, each executive officer of Cardiovascular Systems, Inc. (the “Company”) is eligible to receive cash incentive compensation pursuant to the Fiscal 2012 Executive Officer Bonus Plan (the “Bonus Plan”) as follows:

Revenue and Adjusted EBITDA Goals

Reciept of cash incentive compensation for fiscal 2012 is based on the Company’s achievement of revenue and adjusted EBITDA financial goals. Adjusted EBITDA is defined as EBITDA with stock compensation added back into the calculation, in addition to an add-back of depreciation and amortization. Target bonus amounts are weighted evenly between these two goals. None of the executive officers is subject to individual goals under the Bonus Plan. Target bonus levels as a percentage of base salary are 75% for the President and Chief Executive Officer and 50% for the other executive officers. Depending upon the Company’s performance against the goals, participants are eligible to earn 50% to 175% of their target bonus amount for adjusted EBITDA and 50% to 175% of their target bonus amount for revenue; however, in the event of extraordinary revenue or adjusted EBITDA performance above the goals set by the Board, the participants could receive incentive payments greater than 175% of their targets based on extrapolation of the bonus-to-performance ratio set forth in the Bonus Plan, with no maximum payout set under the Bonus Plan. The Bonus Plan criteria are the same for all of the executive officers.

Management by Objective Targets

The Bonus Plan also provides “management by objective” (MBO) targets related to certain predetermined clinical trial and sales (specifically, average devices sold per account) milestones for the first six months and last six months of fiscal 2012. Achievement of the MBO targets could result in additional cash bonuses to executive officers for each target achieved of 3.75% of their annual base salaries for each of the periods. The Board also has authority to grant, with Compensation Committee approval, additional discretionary MBO cash bonuses of up to 20% of annual base salary for any executive officer.

Other Incentives

Executive officers are also entitled to receive bonuses (payable in either cash or stock, at the discretion of the Compensation Committee) of up to 25% of annual base salary upon the Company’s achievement of certain profitability goals.